Exhibit 4.17

SUPPLEMENTAL AGREEMENT

This Supplemental Agreement (“Supplemental Agreement”) is made as of December 17, 2025 (the “Effective Date”), by and between Youxin Technology Ltd, a Cayman Islands exempted company (the “Company”), and Shaozhang Lin (“Executive”), and amends and supplements that certain Employment Agreement dated April 06, 2023 (the “Employment Agreement”).

RECITALS

WHEREAS, Executive serves as the Company’s Chief Executive Officer as applicable; and

WHEREAS, The Company and Executive desire to clarify and confirm their mutual understanding that Executive was never to receive compensation from the Company for services performed prior to the Company’s initial public offering (the “IPO”); and

WHEREAS, the parties further wish to eliminate any ambiguity in the Employment Agreement regarding compensation for pre-IPO services and to set forth and confirm Executive’s waiver and release of any such compensation claims; and

WHEREAS, The Company and Executive also wish to clarify that, effective January 1, 2026, the Executive’s US$8,000 per month salary will be paid solely by Guangzhou Youxin Technology Co., Ltd. or such other operating subsidiary designated by the Company (“Designated Subsidiary”) and that Youxin Technology Ltd will no longer pay such salary.

NOW, THEREFORE, in consideration of the mutual covenants herein, the parties agree as follows:

1. CLARIFICATION REGARDING PRE-IPO COMPENSATION

1.1 The Company and Executive acknowledge and agree that no salary, bonus, equity compensation, severance, or other form of remuneration was intended to accrue or become payable to Executive for services performed prior to the IPO, except for amounts previously paid by Guangzhou Youxin Technology Co., Ltd. (the “Pre-IPO Payments”). Executive acknowledges that no additional amounts are owed by the Company or any of its affiliates with respect to the Pre-IPO Payments.

1.2 Superseding Clarification. To the extent that the Employment Agreement or any prior understanding may imply that Executive had no right to pre-IPO compensation other than the Pre-IPO Payments, such provisions are hereby clarified and amended to confirm that no such compensation was intended, has accrued, or will be paid.

2. WAIVER OF CLAIMS RELATED TO PRE-IPO COMPENSATION

2.1 Executive hereby irrevocably and unconditionally waives, releases, and forever disclaims any and all claims (known or unknown, fixed or contingent) relating to compensation of any kind for services performed prior to the IPO, including but not limited to salary, bonuses, equity, severance, expense reimbursement (other than properly documented business expenses), or any other remuneration, except for the Pre-IPO Payments.

3. AMENDMENT REGARDING EXECUTIVE SALARY

3.1 Salary from Subsidiaries. Effective January 1, 2026, Executive shall receive his salary and cash compensation under the terms of the Employment Agreement solely from the Designated Subsidiary.

3.2 Effective January 1, 2026, Youxin Technology Ltd shall not be obligated to pay compensation to any Executive under the Employment Agreement.

4. PRESERVATION OF POST-IPO RIGHTS

Except as expressly modified by this Supplemental Agreement, all compensation rights on and after the IPO under the Employment Agreement remain in full force and effect. The Company has fully paid the Executive’s salary since January 1, 2025.

5. NO ADMISSION

Nothing contained in this Supplemental Agreement constitutes admission by either party of liability or wrongdoing.

6. GOVERNING LAW

This Supplemental Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict-of-laws principles.

7. ENTIRE AGREEMENT

This Supplemental Agreement, together with the Employment Agreement as amended hereby, contains the entire agreement of the parties with respect to the subjects addressed herein.

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[Signature page to the Supplemental Agreement]

IN WITNESS WHEREOF, the parties have executed this Supplemental Agreement as of the Effective Date.

YOUXIN TECHNOLOGY LTD

By:	/s/ Shaozhang Lin
Name:	Shaozhang Lin
Title:	Chief Executive Officer

EXECUTIVE

/s/ Shaozhang Lin
Name	Shaozhang Lin